Exhibit 99.1

Gray Television Announces Departure of Robert S. Prather, Jr.

Hilton Howell Appointed President as well as Chief Executive Officer

Atlanta, June 21, 2013/PR Newswire/—Gray Television, Inc. (the “Company” or “Gray”) (NYSE: GTN and GTN.A) today announced that Robert S. Prather, Jr., its President and Chief Operating Officer, has resigned from all positions he held with the Company, effective immediately.

The Company also announced that Hilton H. Howell, Jr., the Company’s Chief Executive Officer, has been appointed to serve as President as well.

Mr. Howell said: “I want to thank Bob Prather for his service to the Company. As we continue to move ahead, I am looking forward to continuing to work closely with our corporate leadership team, as well as all the other members of Gray’s outstanding operational leadership team at our television stations. This is an exciting and dynamic time in the television broadcasting industry, and after our record year in 2012 we continue to be on track for a very solid year in 2013.”

The Company

We are a television broadcast company headquartered in Atlanta, Georgia, that owns and operates television stations broadcasting 45 channels affiliated with one of the “Big 4 Networks” (ABC, CBS, FOX and NBC) and 41 additional channels of programming in 30 television markets. Twenty-one of our channels are affiliated with the CBS Network, eleven channels are affiliated with the NBC Network, eight channels are affiliated with the ABC Network and five channels are affiliated with the FOX Network. Our 21 CBS-affiliated channels make us the largest independent owner of CBS affiliates in the United States.

Within a market, our additional broadcast channels are generally affiliated with networks different from those affiliated with our “Big 4 Network” channels, and are operated by us to make better use of our broadcast spectrum by providing supplemental and/or alternative programming to our “Big 4 Network” channels. Certain of our additional channels are affiliated with more than one network simultaneously. Our additional channels are affiliated with networks such as “MyNetworkTV”, the CW Network or the CW Plus Network, the MeTV Network, This TV Network, the Live Well Network, the Country Network and Antenna TV. We also broadcast eight local news/weather channels in certain of our existing markets. Our combined TV station group reaches approximately 6.2% of total United States households

Website: www.gray.tv

Contact: Hilton H. Howell, Jr., President and Chief Executive Officer, +1-404-266-5512

SOURCE Gray Television, Inc.